Exhibit 99.1


                   HALIFAX ANNOUNCES FOURTH QUARTER
                   AND FISCAL 2006 FINANCIAL RESULTS

    Company Reports Gross Margin Increase for the Quarter and Year;
                        Annual Revenues Up 13%

ALEXANDRIA, VA - June 22, 2006 - Halifax Corporation (AMEX:HX) today announced its financial results for the fourth quarter and fiscal year ended March 31, 2006.

For the year, revenues were $54.9 million, up 13% compared to prior year revenues of $48.4 million. The revenue increase was the result of growth in both high-availability nationwide maintenance services and site-based managed services.

Halifax reported a gross margin of $3.7 million, or 7% of revenues, for the 2006 fiscal year versus $1.9 million, or 4% of revenues, for the previous year. As previously reported, fiscal year 2006 included costs related to the cessation of a large nationwide enterprise maintenance contract that had generated significant losses for the Company over the last two years. This contract was concluded in April 2006.

The operating loss for fiscal 2006 was $4.7 million versus an operating loss of $3.8 million for the prior year. The operating loss for fiscal year 2006 included non-recurring goodwill charges of $3.2 million and certain contract cessation costs. The writedown of goodwill had no impact on cash flow or tangible net worth. Halifax also recognized a gain of $5.7 million from the sale of its Secure Network Services business on June 30, 2005.

Net income for fiscal year 2006 was $1.5 million, or $0.48 per diluted share, compared to a net loss of $1.4 million, or $0.46 per share, a year ago.

According to Charles McNew, president and chief executive officer, "We are extremely pleased with our top line growth and our gross margin improvement. Our current backlog stands at a healthy $80 million and our pipeline for prospective new business is strong. We expect to return to sustainable profitability for the quarter ended June 30, 2006, and hope to have some exciting new revenue announcements in the near future. It's also worth noting that our balance sheet continues to strengthen as working capital improves and debt is reduced."

For the quarter ended March 31, 2006, revenues were $12.9 million compared to $13.9 million for the same period last year. The revenue drop was attributable to the expiration of several contracts. The gross margin was $1.1 million, or 8.6%, for the 2006 fourth quarter versus $339,000, or 2.4%, for the comparable quarter a year ago. The operating loss for the quarter ended March 31, 2006, was $74,000 versus an operating loss of $1.1 million for the same period last year. Net income for the three months ended March 31, 2006, was $233,000, or $0.07 per diluted share, versus a net loss of $511,000, or $0.16 per share, for the same period in 2005. The net income improvement for the fiscal 2006 fourth quarter was due to the strengthening margin and certain tax benefits recorded during the period.

McNew noted, "Our confidence in the long-term prospects for Halifax remains high, despite the challenging marketplace. As we approach our return to profitability, we're looking forward to building our stature in the enterprise maintenance solutions and managed services marketplace. In addition, we're continuing to evaluate various strategic alternatives to further position our Company for near and longer term growth opportunities."

The Company will host a conference call for investors at 11:00 a.m. EDT on Thursday, June 22, 2006, to review the financial and operational results for the quarter. The conference call phone number is 800-847-8127 for U.S. callers and 212-676-5269 for international callers. The conference call replay will be available from 11 a.m. EDT on Thursday, June 22, 2006, to 11 a.m. EDT on Friday, June 23, 2006. The replay number is 800-633-8284 for U.S. callers and 402-977-9140 for international callers. The reservation number is 21296626.

Founded in 1967, Halifax Corporation is an enterprise maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States. The Company's principal products are high availability hardware maintenance services, technology deployment and integration services. More information on Halifax can be found at www.hxcorp.com.

Certain statements made by the Company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management's beliefs, views, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors described in the Risk Factors Section in the Company's Annual Report on Form 10-K that may cause actual results to differ materially from those in the forward-looking statements. For further information that could affect the Company's financial statements, please refer to the Company's reports filed with the Securities and Exchange Commission.

                               Halifax Corporation
                             Summary Financial Data
                    (In Thousands, except per share amounts)



Statement of operations         For the three months  For the years ended
                                   ended March 31,         March 31,
                                  2006        2005       2006      2005
Revenues                          $12,884     $13,915    $54,911   $48,426

Cost of Services                   11,774      13,576     51,211    46,530
Gross margin                        1,110         339      3,700     1,896
Selling, marketing, general &
administrative                      1,184       1,454      5,032     5,496
Abandonment of facility                 -           -          -       179
Severance costs                         -           -        144         -
Goodwill impairment                     -           -      3,211         -

Operating (loss)                     (74)     (1,115)    (4,687)   (3,779)

Other income
Other income (expense)                  1         (3)          6         -
Interest expense                    (126)       (201)      (583)     (663)

(Loss) before income taxes          (199)     (1,319)    (5,264)   (4,442)

Income tax (benefit)                (112)       (553)      (777)   (1,653)

(Loss) from continuing
operations                           (87)       (766)    (4,487)   (2,789)

Income from discontinued
operations                              -         255        310     1,378
Gain on sale of discontinued
operations                            320           -      5,713         -

Net income (loss)                    $233      $(511)     $1,536  $(1,411)

Income (loss) Earnings  per
common share - basic
  Continued operations             $(.03)      $(.24)   $ (1.41)    $(.92)
  Discontinued operations               -         .08        .09       .46
Gain on sale of discontinued
operations                            .10           -       1.80         -
                                     $.07      $(.16)       $.48    $(.46)

Income (loss) Earnings  per
common share - diluted
  Continued operations             $(.03)      $(.24)   $ (1.41)    $(.92)
  Discontinued operations               -         .08        .09       .46
Gain on sale of discontinued
operations                            .10           -       1.80         -
                                     $.07      $(.16)       $.48    $(.46)

Weighted average number of
common shares outstanding
  Basic                             3,175       3,168      3,174     3,043

 Diluted                            3,183       3,227      3,188     3,095

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


Balance Sheets                               March 31,    March 31,
                                             2006         2005
Current assets
 Cash                                               $400       $1,264
 Restricted cash                                     625            -
 Trade accounts receivable, net                   11,415        9,626
  Inventory, net                                   6,363        5,600
  Prepaid expenses and other current assets          722          487
  Deferred tax asset                               1,332        3,814
 Assets held for sale                                  -        2,869

Total current assets                              20,857       23,660

Property and equipment, net                        1,381        1,581
Goodwill and intangibles, net                      4,213        7,438
Other assets                                         130          141
Deferred tax asset                                   828          930

Total assets                                     $27,409      $33,750

Liabilities and stockholders' equity

Current liabilities
  Accounts payable and accrued expenses           $7,135       $9,112
  Deferred maintenance revenue                     3,515        3,776
  Notes payable                                      168          662
  Income tax payable                                 331            -
  Current portion of long-term debt                   34           17
  Liabilities from discontinued operations             -        1,619

Total current liabilities                         11,183       15,186

Long-term bank debt                                6,891        9,463
Other long-term debt                                 154            3
Subordinated debt - affiliate                      1,000        2,400
Deferred income                                      218          278

Total liabilities                                 19,446       27,330

Stockholders' equity                               7,963        6,420

Total liabilities and stockholders' equity       $27,409      $33,750


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